Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
45% INCREASE IN PROVED OIL AND GAS RESERVES

FRISCO, TEXAS, January 24, 2011 -- Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that its proved oil and natural gas reserves as of December 31, 2010 were estimated at 1,026 billion cubic feet ("Bcf") of natural gas and 4.2 million barrels of crude oil or 1,051 Bcfe, an increase of 45% as compared to total proved reserves as of December 31, 2009 of 726 Bcfe.  Yearend proved reserves were 98% natural gas and 50% were classified as proved developed.  Comstock operates 92% of the proved reserve base.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV 10 Value") was approximately $797.6 million, using average first of the month 2010 prices of $4.16 per Mcf for natural gas and $76.31 per barrel for oil.  The PV 10 Value is different than the standardized measure of discounted estimated future net cash flows which is calculated after income taxes.

Comstock also announced that its production in 2010 was 73.3 billion cubic feet of natural gas equivalent ("Bcfe") or 200.7 million cubic feet equivalent ("MMcfe") per day.  2010 production increased 12% over 2009's production. 94% of 2010's production was natural gas and 6% was oil.  Production in the fourth quarter of 2010 was 17.3 Bcfe or 187.6 MMcfe per day.

The following table reflects the changes in the proved reserve estimates since the end of 2009:

Bcfe
Proved Reserves at December 31, 2009	725.7
2010 Production	(73.3)
Extensions and Discoveries	430.5
Revisions	(4.0)
2010 Divestitures	(28.0)

Proved Reserves at December 31, 2010	1,050.9

2010 Reserve Replacement Ratio (%)	582%
2010 Oil and Gas Expenditures (million $)	$536.7
2010 "All-in" Finding Costs ($ per Mcfe)	$1.26

Comstock's successful Haynesville shale drilling program in North Louisiana was the primary driver of the growth in production and proved reserves in 2010.  The Haynesville shale program accounted for 402 Bcfe out of the 431 Bcfe of total 2010 extensions and discoveries.  Comstock also initiated a successful drilling program late in 2010 in the Eagle Ford shale in South Texas which added 1.4 million barrels of oil and 1.5 Bcf of natural gas or 10 Bcfe to proved reserves in 2010.  Proved reserve additions for activities outside of Comstock's shale operations in the Haynesville or Eagle Ford were 19 Bcfe.  The Company's proved reserve estimates at December 31, 2010 reflect no more than two undeveloped offset locations for each well that the Company has drilled.  All of the Company's proved undeveloped reserves are scheduled to be drilled within five years of the first year that the reserves were included as proved reserves.

Comstock spent $402 million for its drilling activities in 2010 and an additional $135 million to acquire leases for future exploration and development activities.  Based on the proved reserves added in 2010, Comstock's "all-in" finding costs were $1.26 per Mcfe.  Excluding the $135 million spent to acquire exploratory acreage in 2010, finding costs were 94¢ per Mcfe in 2010.

During 2010 Comstock divested of its properties in Mississippi which reduced proved reserves by 28 Bcfe. Upward revisions primarily due to improved average natural gas and oil prices used to determine the proved reserves were offset by the exclusion of 20 Bcfe of proved undeveloped reserves that are not expected to be drilled within the proscribed five year period required by SEC rules.

Production in the last half of 2010 was impacted by delays in completing wells drilled in Comstock's 2010 Haynesville shale program.  At the end of 2010 Comstock had 26 (22.1 net) operated Haynesville or Bossier shale wells that were drilled and were waiting on completion due to the unavailability of frac crews.  Starting in the fourth quarter of 2010, Comstock has been able to obtain adequate completion services and expects to work through its backlog of uncompleted wells during 2011.  The fourth quarter production was also impacted by unexpected shut-in of wells for maintenance or completion of nearby wells which reduced the fourth quarter average production rate by approximately 5 MMcfe per day.

Comstock has planned a conference call for 9:30 a.m. Central Time on Tuesday, February 8, 2011, to discuss the operational and financial results for the 2010 fourth quarter and full year including the yearend proved reserves estimates and the results of its drilling activities.  Investors wishing to participate should visit the Company's website at www.comstockresources.com for a live web cast or dial 1-866-277-1181 (international dial-in use 617-597-5358) and provide access code 20977380 when prompted.  If you are unable to participate in the original conference call, a web replay will be available approximately 24 hours following the completion of the call on Comstock's website at www.comstockresources.com.  The web replay will be available for approximately one week.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.